Exhibit 99.1

Contact:
Brett Perryman
ir@omam.com
(617) 369-7300

OMAM Names Robert J. Chersi to Its Board of Directors

Veteran Financial Executive Brings Strong Asset Management Industry Expertise

London -- February 29, 2016 - OM Asset Management plc (NYSE: OMAM) today announced that Robert J. Chersi, former chief financial officer (CFO) of Fidelity Financial Services, has been named to the Board of Directors.

“Bob Chersi brings to OMAM’s Board more than three decades of experience in financial oversight, risk management and compliance at some of America’s largest financial services and asset management firms,” said Peter L. Bain, OMAM’s President and Chief Executive Officer and a member of the Board. “Through his leadership roles at Fidelity and UBS, Bob built an outstanding reputation within the industry for vision, integrity and performance. Bob is an excellent addition to our Board, and we look forward to working with him.”

Since 2014, Chersi has been Executive Director of the Center for Global Governance, Reporting and Regulation of the Lubin School of Business at Pace University. He leads the Center’s globally recognized sponsorship of research and professional development initiatives in such areas as corporate governance, financial reporting and regulatory compliance. He also serves as an adjunct professor in Pace University’s Finance & Economics Department.

In his previous role as CFO of Fidelity Financial Services, Chersi was a member of the firm’s Executive Committee and leader of its finance, risk management, regulatory compliance, business consulting and strategic new business development functions. While at Fidelity, he designed and implemented a widely respected risk/compliance program. Earlier, Chersi was CFO of U.S. Wealth Management at UBS and a member of its Group Managing Board. In that capacity, he led the finance and risk management units for the firm’s U.S. wealth management business and served as Deputy CFO for UBS’ overall Global Wealth Management and Business Banking units. Chersi began his career in 1983 with KPMG, then Peat Marwick, after graduating summa cum laude with a bachelor’s degree in Accounting from Pace University. He also has been a certified public accountant and a FINRA Series 27 license holder.

About OMAM

OMAM is a global, multi-boutique asset management company with $212.4 billion of assets under management as of December 31, 2015. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

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